EXHIBIT 2.1
                                                                     -----------

                      AGREEMENT AND PLAN OF REORGANIZATION


This Agreement and Plan of Reorganization (herein, together with all Exhibits, "Agreement") is entered in to as of November 10, 2006 by and between Citytalk, Inc., a Nevada corporation ("Citytalk") and Semotus Solutions, Inc., a Nevada corporation ("Semotus").

This Agreement sets forth the terms and conditions upon which Citytalk will merge with and into Semotus (the "Merger"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of all issued and outstanding shares of $.001 par value common stock of Citytalk ("Citytalk Stock") into an aggregate of four hundred eighteen million, seven hundred forty four thousand (418,744,000) shares of voting $.01 par value common stock of Semotus ("Semotus Common Stock") (together, the "Merger Consideration").

The parties intend the merger to qualify as a tax-free reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")

         In consideration of the mutual agreement and covenants contained herein, Semotus and Citytalk agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

As used in this Agreement, the following terms (whether used in singular or plural forms) shall have the following meanings:

         "Charter Documents" shall mean the Articles or Certificate of Incorporation and the Bylaws of the applicable corporation.

         "Closing" means the delivery and execution of all monies, common stock, agreements, consents, exhibits and any other documents to and from all parties.

         "Contract" means any contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other contract, commitment, instrument, document, agreement, obligation, binding arrangement, binding understanding, or binding undertaking, whether written or oral, that has not been terminated and that contains any continuing obligation or liability of a party, including any invoice or purchase order made or issued in the ordinary course of business.

         "GAAP" means generally accepted accounting principles, as that term is defined by the American Institute of Certified Public Accountants.

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         "Indemnified Liabilities" means any and all claims, actions, causes of action, demands, losses, liabilities, obligations, losses, damages, penalties and expenses of any kind or nature whatsoever with respect to or arising out of this Agreement and regardless of whether claimed or alleged by any of the parties hereto or any third party, the transaction, the actual or proposed execution, delivery, enforcement and performance of this Agreement or the ancillary documents, and/or otherwise arising directly or indirectly, by reason of or resulting from any breach by the parties of any of their representations, warranties, covenants, or agreements contained in this Agreement or in any certificate delivered pursuant hereto, regardless of whether discovered prior to or after the Closing and regardless of whether the Closing occurs.

         "Intellectual Property" means, collectively, all of the following rights in any and all jurisdictions throughout the world, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) issued patents, pending patent applications, patent disclosures and patent rights, including any and all continuations, continuations-in-part, divisionals, provisionals, resissues, reexaminations, utility, model and design patents or any extensions thereof, inventions, invention disclosures, discoveries and improvements, whether patentable or not; , (ii) any rights in trademarks, trademark registrations and applications therefor, service marks, service names, trade dress, logos, trade names, corporate names, and other source identifiers, including any goodwill symbolized by any of the foregoing; (iii) works of authorship and rights associated with works of authorship, including copyrights, copyright registrations and copyright applications; (iv) rights related to trade secrets (including those trade secrets identified in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), confidential business and technical information and know-how; (v) Internet domain names, URLs and any goodwill associated therewith and any other rights relating thereto granted by any governmental or quasi-governmental authority, including Internet domain name registrars; (vi) claims, causes of action, defenses and rights to sue for past infringement related to the enforcement of any of the foregoing; and (vii) all other intellectual or proprietary rights in any jurisdictions throughout the world.

         "Knowledge" of Semotus of or with respect to any matter means that any of the executive officers or directors of Semotus has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter, and "Knowledge" of Citytalk of or with respect to any matter means that any of the executive officers or directors of Citytalk has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter.

         "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, judgment, injunction, rule, regulation, order, technical or other standard, requirement, or procedure enacted, adopted, promulgated, implemented, applied, followed or otherwise put into effect by any governmental authority.

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         "Lien" means any security agreement, financing statement filed with any governmental authority, conditional sale statement filed with any governmental authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract or otherwise.

         "Material Adverse Effect" of a company means any adverse change or effect that when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the business, operations, results of operations or financial condition of such company.

         "Software" of a party means all material computer software owned, controlled or licensed by or on behalf of such party and used, manufactured, distributed, sold, licensed or marketed by such party.

         "Surviving Corporation" means Semotus Solutions, Inc.

         "Tax" (including, with correlative meaning, the terms "Taxes" and Taxable") includes all federal, state, local and foreign income tax, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and includes any liability for taxes of another person by contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous state, local, or foreign law provision, or otherwise.

         "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

         "Treasury Regulations" means the regulations prescribed under the Code.

                                    ARTICLE 2
                                     MERGER

Section 2.1 Merger. Subject to the terms and conditions contained in this Agreement, Citytalk will be merged by statutory merger with and into Semotus pursuant to the Merger Agreement at a Closing at the Effective Time of the Merger as defined in the

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Merger Agreement. In the Merger, all shares of Citytalk Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into and exchanged on a pro rata basis for a total of four hundred eighteen million, seven hundred forty four thousand (418,744,000) common shares of Semotus (the "Semotus Shares").

Section 2.2 Name Change. The name of the Surviving Corporation shall be amended to be Citytalk, Inc. or a name to be determined solely by the Board of Citytalk, Inc.

Section 2.3 Amendment to Articles of Incorporation. The Articles of Incorporation of Semotus shall be amended prior to the Closing to increase the number of authorized common shares from 50,000,000 common shares to 750,000,000 common shares.

Section 2.4 Management Contracts. At the Closing, the Surviving Corporation shall enter into a three year employment contract with Anthony LaPine, current chief executive officer of Semotus. The employment contract shall provide that Mr. LaPine shall receive an annual salary of $240,000. Additionally, the employment contract shall provide that if the Surviving Corporation is sold or dissolved, Mr. Lapine shall receive any remaining amounts due pursuant to the employment contract.

As an inducement for Mr. LaPine to enter into the employment contract, assume the position of Vice Chairman of the Surviving Corporation and continue running the business operations of the Semotus division of the Surviving Corporation, Citytalk shall issue to Mr. LaPine prior to the Closing a certain number of shares of common stock of Citytalk, which will equal five percent (5%) of the total outstanding shares of common stock of the Surviving Corporation at Closing.

The Surviving Corporation shall also enter into a one year employment contract with Pamela LaPine. The employment contract shall provide for termination if the Surviving Corporation is sold or dissolved.

Section 2.5       The Closing.

         (a) Subject to the terms of this Agreement, the Closing of the transactions contemplated hereby shall take place at the offices of Citytalk or a mutually agreed upon venue at such time and date as the parties may mutually agree (the "Closing Date").

         (b)   At the Closing, Semotus shall deliver to Citytalk:

               i.        The Merger Consideration;

               ii.       Semotus's officers' certificate referred to in Section
                         6.1(d);

               iii. A certified copy of the Articles of Incorporation of Semotus, evidencing the increase in Semotus' authorized common stock set forth in Section 2.3; and

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               iv.       Such other instruments and documents, in form and
                         substance reasonably acceptable to Citytalk, as may be necessary to effect the Closing.

         (c)   At the Closing, Citytalk shall deliver to Semotus:

               i.        Citytalk's officers' certificate referred to in Section
                         6.2(d);

               ii. The stock certificates evidencing shares of the common stock of Citytalk;

               iii. A certified copy of the Charter Documents of Citytalk, and a good standing certificate for Citytalk issued by the Secretary of State of the State of Nevada; and

               iv. Such other instruments and documents, in form and substance reasonably acceptable to Semotus, as may be necessary to effect the Closing.

Section 2.6 Mechanics for Closing Merger. At the Closing, each party shall execute and deliver, or cause to be executed and delivered to the other party, all monies, common stock, documents and instruments, in form and substance satisfactory as reasonably required to carry out or evidence the terms of this Agreement. Upon the approval of the shareholders of Citytalk and Semotus, the executed Articles of Merger shall be filed with the Nevada Secretary of State.

Section 2.7 Effects of the Merger. The Merger shall have the effects set forth in the Nevada Revised Statutes (the "NRS"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Citytalk shall rest in the Surviving Corporation, and all debts, liabilities and duties of Citytalk shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.8 Effect of the Merger on Capital Stock. At the effective time of the Merger (the "Effective Time"), by virtue of the Merger and without any action on the part of the shareholders, or the Board of Directors of Semotus or Citytalk,
(i) all of the Citytalk Stock held by the shareholders of Citytalk (the "Citytalk Shareholders") (other than Dissenting Shares) shall be converted into and represent the right to receive, on a pro rata basis, the Merger Consideration, rounded to the nearest whole share, and (ii) any other securities of Citytalk or any shares that are owned by Citytalk as treasury stock, shall be canceled and retired and shall cease to exist and no shares of Semotus shall be delivered in exchange therefore. Certificates representing Semotus' common shares will be delivered to the Citytalk Shareholders upon surrender to Semotus of valid stock certificates representing their Citytalk Stock. As used throughout this Agreement, the "pro rata basis" shall be determined by giving effect to all outstanding shares (other than treasury shares) of Citytalk's common stock.

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Section 2.9 Surrender of Certificates. The procedures for surrendering the
Citytalk Stock for Merger Consideration pursuant to the Merger are as follows:

         (a) Expedited Payment. Citytalk Shareholders who desire to receive at the Closing certificates representing the number of Semotus Shares allocable to their Citytalk Stock shall: (a) surrender to Semotus at the Closing the certificates representing the Citytalk Stock for which they desire expedited exchange; and (b) provide to Semotus, at least two business days before the Closing Date, a copy of the certificate or certificates that they intend to so surrender. Semotus shall deliver to each such Shareholder at the Closing a certificate representing such Semotus Shares on a pro rata basis in exchange for the surrendered certificates representing Citytalk Stock.

         (b) No Fractional Shares. No certificate or scrip representing fractional Semotus Shares shall be issued upon the surrender for exchange of Citytalk Shares, and such fractional share interest will not entitle the owner thereof to vote or to any other rights of a stockholder of Semotus. Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of a Semotus Share (after taking into account all Certificates delivered by such holder) shall be rounded to the nearest whole Semotus Share.

         (c) Certificates representing the Semotus Shares of Common Stock will bear the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

Section 2.10 Shareholder Meetings. Each of Citytalk and Semotus, and its respective Board of Directors shall take all action necessary in accordance with the NRS and its respective Charter Documents to duly call and hold, as soon as reasonably practicable after the date hereof, a meeting of the company's shareholders (the "Special Meeting") for the purpose of considering and voting upon the approval and adoption of (a) this Agreement, (b) the Merger and (c) any other action or transaction by the company contemplated by this Agreement that requires approval of the shareholders under the company's Charter Documents or the NRS (the "Merger Proposals"). The only matters each party shall propose to be acted on by the shareholders at the Special Meeting shall be the Merger Proposals. Each company's Board of Directors will recommend, subject to its fiduciary obligations to its shareholders under all applicable laws, that the shareholders vote in favor of approval of the Merger Proposals and each company shall use its commercially reasonable best efforts to secure the votes of its shareholders required by the NRS and its company's Charter Documents to effect the Merger.

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Citytalk shall also use its best efforts to obtain a statement from each of its shareholders that such persons intend to vote all their shares in favor of the Merger at the Special Meeting.

Section 2.11 Vote Required. The only vote of Shareholders required under the NRS and the Charter Documents in order to approve and adopt the Merger Proposals is the affirmative vote of a majority of the votes cast, and no other vote or approval of or other action of holders of capital stock of either company is required.

Section 2.12 Dissenters' Rights. Notwithstanding anything contained herein to the contrary, any Shares held by Citytalk Shareholders who properly exercise and perfect the dissenters' rights set forth in the NRS ("Dissenting Shares") shall not be converted pursuant to Section 2.1, but shall instead be converted into the right to receive the fair value of the shares as may be determined to be due with respect to such Dissenting Shares pursuant to the provisions of the NRS. Semotus shall have the right to control all negotiations and proceedings with respect to the determination of the fair value of the Company Shares. Citytalk agrees that, without the prior written consent of Semotus or as required under the NRS, it will not voluntarily make any payment with respect to, or determine or offer to determine, the fair value of Citytalk's Common Stock. Each holder of Dissenting Shares (a "Dissenting Shareholder") who, pursuant to the provisions of the NRS, becomes entitled to payment of the fair value of Citytalk Shares shall receive payment therefor from the Surviving Corporation (but only after the fair value therefor shall have been agreed upon or finally determined pursuant to the provisions of the NRS). In the event that any holder of the Company Shares fails to make an effective demand for payment or otherwise loses his, her or its status as a Dissenting Shareholder, Semotus shall, as of the later of the Effective Time or the occurrence of such event, issue and deliver, upon surrender by such Dissenting Shareholder of his, her or its Certificate(s), the Merger Consideration without interest thereon to which such Dissenting Shareholder would have otherwise been entitled under this Agreement.

Section 2.13 Charter Documents of the Surviving Corporation. At the Effective Time of the Merger, the Charter Documents of Semotus as in effect immediately prior to the Effective Date shall be the Charter Documents of the Surviving Corporation, except that the name of the Surviving Corporation shall be amended as per this Agreement through the filing of the Articles of Merger.

Section 2.14 Further Assurances. At the Closing, Citytalk, at the request of Semotus, shall promptly execute and deliver, or cause to be executed and delivered, to Semotus all such documents and instruments, in form and substance satisfactory to Semotus, as Semotus reasonably may request in order to carry out or evidence the terms of this Agreement.

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                                    ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF CITYTALK

Citytalk represents and warrants to Semotus that the statements contained in
Article 3 are true and complete, as of the date of this Agreement, and the statements and Exhibits contained in Article 3 will be correct and complete as of Closing, as follows:

Section 3.1 Organization and Qualification of Citytalk. Citytalk is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Citytalk is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would, individually or in the aggregate, have a Material Adverse Effect on Citytalk.

Section 3.2 Authority. Citytalk has all requisite corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Citytalk have been duly and validly authorized by all necessary action on the part of Citytalk. This Agreement has been duly and validly executed and delivered by Citytalk, and is a valid and binding obligation of Citytalk, enforceable against Citytalk in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity.

Section 3.3 Ownership and Number of Shares of Citytalk Stock. The shareholders listed on Exhibit 3.3 own all of the issued and outstanding shares of the Citytalk Stock, beneficially and of record, free and clear of all liens (the "Citytalk Shareholders"). The Citytalk Stock is not subject to, or bound or affected by, any proxies, voting agreements, or other restrictions on the incidents of ownership hereof. There are not, and will not be at Closing more than thirty million (30,000,000) outstanding common shares of Citytalk.

Section 3.4 Subsidiaries. Except as disclosed on Exhibit 3.4, Citytalk does not control or hold direct or indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation, partnership, limited liability company, joint venture or other legal entity..

Section 3.5 Capitalization of Citytalk. The authorized capital stock of Citytalk consists of one hundred million (100,000,000) shares of common stock $.0001 par value per share, of which thirty million (30,000,000) shares are validly issued and outstanding, fully paid and non-assessable. There are no other authorized, issued or outstanding subscriptions, options, convertible securities, preferred securities, warrants, calls or other rights of any kind issued or granted by, or binding upon, Citytalk to purchase or otherwise acquire any securities of or equity interest in Citytalk. All of the issued and outstanding shares of CTI were issued in compliance with all applicable state and federal securities laws, and shall remain free from any encumbrances or Liens. The Citytalk

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Stock received by Semotus at the Closing will be validly issued and outstanding, fully paid and non-assessable. The Citytalk Stock will not be subject to, nor bound or affected by, any proxies, voting agreements, or other restrictions on the ownership thereof.

Section 3.6 No Conflicts; Required Consents. The execution, delivery and performance by Citytalk of this Agreement does not and will not:

               (i) conflict with or violate any provision of the Charter Documents of Citytalk;

               (ii)      violate any Legal Requirements;

               (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any Contract or Lien to which Citytalk is a party or by which Citytalk or the assets or properties owned or leased by it are bound or affected;

               (iv) result in the creation or imposition of any Lien against or upon the Citytalk Stock or any of the assets or properties owned or leased by Citytalk; or

               (v) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report or other document with, any governmental authority or other person, except for the filing of the Merger Agreement with the Secretary of State of Nevada.

Section 3.7 Litigation. Other than disclosed in Exhibit 3.7, there is no litigation pending or, to Citytalk's knowledge, threatened, by or before any governmental authority or private arbitration tribunal, against Citytalk or its operations or assets, nor, to Citytalk's knowledge, is there any basis for any such litigation.

Section 3.8 Compliance with Applicable Legal Requirements. Conduct by Citytalk of its activities as currently conducted does not violate or infringe any Legal Requirements currently in effect, or, to the knowledge of Citytalk, proposed to become effective; and Citytalk has received no notice of any violation by Citytalk of any Legal Requirements applicable to Citytalk or its activities as currently conducted; and Citytalk knows of no basis for the allegation of any such violation.

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Section 3.9 Financial Statements. Citytalk will deliver to Semotus the audited financial statements from inception to November 15, 2006 (the "Financial Statements") as soon as they are completed. The Financial Statements will be prepared in accordance with GAAP applied on a consistent basis and present fairly the financial position of Citytalk as of the date indicated.

Section 3.10 Liabilities. Citytalk has no liabilities or obligations, whether absolute, accrued, contingent or otherwise, that are not reflected in the Financial Statements or non-delinquent obligations for ordinary and recurring expenses, including in the ordinary course of business of Citytalk since the date of the Financial Statements. At Closing, Citytalk shall have no liabilities or obligations, including state and federal tax liabilities, except as set forth in Exhibit 3.10.

Section 3.11      Taxes.

         (a) Except as set forth in Exhibit 3.11(a), all Tax Returns required to be filed by or with respect to Citytalk have been properly and timely filed and all such Tax Returns are complete and accurate in all material respects. Except to the extent reserved or reflected against on the Financial Statements, all Taxes due with respect to such Tax Returns or which are otherwise due and payable by Citytalk have been paid in full. All Taxes required to be withheld and paid over by Citytalk to any relevant Tax authority in connection with payments to employees, independent contractors, creditors, stockholders or to third parties have been so withheld and paid over.

         (b)   Except as set forth in Exhibit 3.11(b):

               (i) no Tax authority in a jurisdiction where Citytalk does not file Tax Returns has made a written claim, assertion or threat that Citytalk is or may be subject to tax in such jurisdiction;

               (ii) no deficiencies for any tax have been threatened, proposed, asserted or assessed against Citytalk that have not been satisfied;

               (iii) no audits or examinations with respect to Citytalk are ongoing or have been threatened or proposed, in writing by the Internal Revenue Service or the appropriate state, local or foreign Tax authority;

               (iv) no waivers or extensions of statutes of limitation with respect to Taxes have been given by or requested with respect to Citytalk;

               (v) there are no Tax rulings, requests for rulings, closing agreements relating to Citytalk that could affect the liability for Taxes of Citytalk for any period (or portion of a period) after the Closing; and

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               (vi)      no power of attorney has been granted by Citytalk with
                         respect to any matter relating to Taxes of Citytalk that is currently in force.

         (c) Citytalk is not a party to or liable to under any tax sharing agreement with respect to taxes of any consolidated, combined or unitary group other than the consolidated, combined or unitary group disclosed in Exhibit 3.11(c). Except as set forth in
               Exhibit 3.11(c), Citytalk has not with respect to any taxable period for which the applicable statute of limitations has not run, filed a combined consolidated or unitary tax return with respect to any jurisdictions (foreign and domestic) in which Citytalk has filed income tax returns for taxable periods ending on or December 31, 1996. Citytalk will not, in the absence of a closing agreement provided for in the Treasury Regulations under
               Section 1503 of the Internal Revenue Code of 1986. (the "Code"), trigger the recapture of any dual consolidated losses (as defined in Section 1503 of the Code) by virtue of the transactions contemplated by this Agreement.

         (d) There are no tax Liens on any assets of Citytalk, except Liens for taxes not yet due and payable.

Section 3.12 Absence of Certain Changes or Events. Except as set forth in
Exhibit 3.12, since the date of the Financial Statements there has not occurred:

         (a) any material and adverse change in the financial condition or operations of Citytalk;

         (b) any damage, destruction or loss to or of any of the material assets or properties owned or leased by Citytalk;

         (c) the creation or attachment of any Lien against the capital stock of Citytalk;

         (d) any waiver, release, discharge, transfer, or cancellation by Citytalk of any rights or claims of material value;

         (e) any issuance by Citytalk of any securities, or any merger or consolidation of Citytalk with any other Person, or any acquisition by Citytalk of the business of any other Person;

         (f) any incurrence, assumption or guarantee by Citytalk of any indebtedness or liability;

         (g) any declaration, setting aside or payment by Citytalk of any dividends on, or any other distribution with respect to, any capital stock of Citytalk or any repurchase, redemption, or other acquisition of any capital stock of Citytalk;

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         (h) (A) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of Citytalk, except in the ordinary course of the business of Citytalk, or (B) any material increase in the compensation payable or to become payable to any employee of Citytalk; or

         (i) the entry by Citytalk into any Contract to do any of the foregoing.

Section 3.13 Material Citytalk Contracts. As of the date of this Agreement, Citytalk does not have except as disclosed in Exhibit 3.13:

         (a) contracts evidencing or relating to any liabilities or obligations of Citytalk, whether absolute, accrued, contingent or otherwise, or granting any person a Lien or against any properties or assets owned or leased by Citytalk;

         (b) joint venture or partnership Contracts between Citytalk and any other person;

         (c) Contracts limiting the employees/officers/shareholders of Citytalk to engage in or to compete in any activity, or to use or disclose any confidential information in its possession;

         (d) any other Contracts to which Citytalk is a party or by which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto, which in the aggregate contemplate payments to or by Citytalk exceeding $50,000 in any twelve-month period (collectively herein as the "Material Citytalk Contract"). Citytalk has delivered to Semotus true and complete copies of each of the Material Citytalk Contracts, including any amendments thereto or, in the case of oral Material Citytalk Contracts, a written description and representation that the contract is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto other than Citytalk, and Citytalk has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder);

         (e) there has not occurred any default (without regard to lapse of time, the giving of notice, or the election of any person other than Citytalk, or any combination thereof) by Citytalk, nor, to the knowledge of Citytalk, has there occurred any default (without regard to lapse of time, the giving of notice, or the election of Citytalk, or any combination thereof) by any other person, under any of the Material Citytalk Contracts; and

         (f) neither Citytalk nor, to the knowledge of Citytalk, any other person is in arrears in the performance or satisfaction of its obligations under any of the Material Citytalk Contracts, and no waiver has been granted by any of the parties thereto.

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Section 3.14 Assets and Properties.

         (a) Citytalk has good title to, or enforceable leasehold interests in, or valid rights under Contract to use, all of the material tangible personal assets and properties which it purports to own (including those reflected on the Financial Statements, except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Financial Statements, which are not individually or in the aggregate material) or use, in each case free and clear of all Encumbrances, except as set forth in
Exhibit 3.14(a) and (b) or liens for taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings. Except as set forth in Exhibit 3.14(a), the assets owned or leased by Citytalk constitute all the assets used in and necessary to conduct the business as currently conducted.

         (b) All material tangible property and assets owned or utilized by Citytalk are in good operating condition and repair (except for ordinary wear and tear), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business as presently conducted. All buildings, plants and other structures owned or otherwise utilized by Citytalk are in good condition and repair (except for ordinary wear and tear) in all material respects.

         (c) Citytalk owns no real property.

         (d) Citytalk does not lease any real property.

Section 3.15 Books and Records. All of the books, records and accounts of Citytalk are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements. Citytalk has previously delivered to Semotus the complete stock record book of Citytalk and true and complete copies of all of the minutes of meetings and all other corporate actions of the stockholders, Board of Directors and committees of the Board of Directors of Citytalk since the date of its incorporation.

Section 3.16 Certain Interests. Except as disclosed in Exhibit 3.16, none of Citytalk or its officers, directors, or holders of ten percent (10%) or more of Citytalk Common Stock, directly or indirectly is, or owns any interest in, or controls, or is an employee, officer, director or partner of or participant in, or consultant to, any person or entity that is a competitor, supplier or customer of Citytalk or Semotus.

Section 3.17 Bank Accounts. Exhibit 3.17 sets forth all bank accounts, brokerage accounts, and safe deposit boxes of any kind maintained by Citytalk and, in each case, identifies the persons that are authorized signatories for, or which are authorized to have access to, each of them.

Section 3.18 Changes in Circumstances. Citytalk has no knowledge of:

               (i) any current or future condition or state of facts or circumstances which could reasonably be expected to result in a material and adverse change in the financial condition of operations of Citytalk; or

               (ii) any Legal Requirements currently in effect from which Citytalk currently is, or any currently proposed Legal Requirements from which Citytalk would be, exempt by reason of any "grandfather" clauses or provisions contained therein, but which would be applicable to Citytalk following closing.

Section 3.19 Intellectual Property.

         (a) Exhibit 3.19(a) sets forth a true and complete list of all

               (i) Software, registered U.S. and foreign patents and patent applications, registered U.S. and foreign trademark applications, registered U.S. and foreign copyrights and copyright applications and other Intellectual Property , in each case owned by Citytalk and material to the business of Citytalk ("Citytalk Owned Intellectual Property"),

               (ii) licenses for the Software licensed to Citytalk or by Citytalk to a third party (as hereinafter defined), in each case that are material to the business of Citytalk ("Citytalk Licensed Intellectual Property"), and

               (iii) all Software and Intellectual Property that is licensed by Citytalk to a third party ("Third Party Licensed Intellectual Property").

         (b) To the knowledge of Citytalk, the conduct of the business of Citytalk as currently conducted does not infringe or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted against Citytalk that the conduct of the business of Citytalk as currently conducted infringes or may infringe or misappropriate the Intellectual Property rights of any third party.

         (c) With respect to each item of Citytalk Owned Intellectual Property, Citytalk is the sole owner of the entire right, title and interest in and to such Intellectual Property and without limitation of the foregoing is entitled to use such Intellectual Property in the continued operation of its business.

         (d) With respect to each item of Citytalk Licensed Intellectual Property, Citytalk has the right to use such Citytalk Licensed Intellectual Property in the continued operation of its business in accordance with the terms of the license agreement governing such Citytalk Licensed Intellectual Property.

         (e) To the knowledge of Citytalk, Citytalk Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

         (f) To the knowledge of Citytalk, no person is engaging in any activity that infringes upon Citytalk Owned Intellectual Property.

         (g) To the knowledge of Citytalk, each license of Citytalk Licensed Intellectual Property and Third Party Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect.

         (h) To the knowledge of Citytalk, neither party to any license of Citytalk Licensed Intellectual Property nor any Third Party Licensed Intellectual Property is in breach thereof or default thereunder.

         (i) The Software of Citytalk is free of all viruses, worms, trojan horses and other material known contaminants, and does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems.

         (j) No rights in the Software of Citytalk have been transferred to any third party except to the customers of Citytalk to whom Citytalk has licensed the right to use all Software in the ordinary course of business.

         (k) Citytalk has the right to use all software development tools, library functions, compilers, and other third party software that is material to the business of Citytalk, or that is required to operate or modify the Software of Citytalk.

         (l) The consummation of the Merger and the other transactions contemplated by this Agreement and any ancillary agreements will not result in any termination or other material restriction being imposed on any Citytalk Owned Intellectual Property or Citytalk Licensed Intellectual Property.

Section 3.20 Commitments.

         (a) Exhibit 3.20(a) sets forth, as of the date hereof, each contract or agreement, whether written or oral (including any and all amendments thereto), to which Citytalk is a party, or by which Citytalk is bound (collectively, the "Commitments") of the following types:

               (i) Commitments for the sale of any real or personal (tangible or intangible) properties other than in the ordinary course of business, or for the grant of any option or preferential rights to purchase any such properties;

               (ii) Commitments for the construction, modification or repair of any building, structure or facility or for the incurrence of any capital expenditures or for the acquisition of fixed assets, providing for aggregate payments in excess of $50,000.00;

               (iii) Commitments relating to the acquisition by Citytalk or a Subsidiary of any operating business or the capital stock of any other person or entity that have not been consummated or that have been consummated but contain representations, covenants, guaranties, indemnities or other obligations that remain in effect;

               (iv) Commitments pursuant to which any party is required to purchase or sell a stated portion of its requirements or output to another party or perform a stated amount of service for, on behalf of, or upon the referral of another party;

               (v) Commitments relating to any Litigation (as defined hereinafter in Section 3.7);

               (vi) Commitments under which Citytalk agrees to indemnify any person or entity;

               (vii) Commitments containing covenants of Citytalk not to compete, do business in any line of business or in any geographical area or with any person or entity, or to disclose certain information, or covenants of any person or entity not to compete with Citytalk in any line of business or in any geographical area or disclose information concerning Citytalk;

               (viii) Commitments pursuant to which Citytalk (A) leases, subleases, licenses or otherwise has the right to use any personal property or (B) is the lessor of any personal property;

               (ix) Commitments in respect of any joint venture, partnership or other similar arrangement (including, without limitation, any joint development agreement);

               (x) Commitments relating to any governmental or regulatory authority;

               (xi) Commitments for the lease or sub-lease of any real property;

               (xii)     Commitments for the leasing of any personal property;

               (xiii) Commitments relating to outstanding letters of credit or performance bonds or creating any obligation or liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person or entity, except as endorser or maker of checks or letters of credit endorsed or made in the ordinary course of business;

               (xiv) Commitments that involve in excess of $50,000.00 in the aggregate or that may not be terminated on less than ninety (90) days' notice;

               (xv) Commitments (other than those specified in any of clauses (i) through (xiv) of this paragraph (a)) which relate to or affect the business or any of the assets or properties of Citytalk in any way that are material to the business; and

               (xvi) Commitments currently in negotiation by Citytalk of a type, which if entered into would be required to be listed on Exhibit 3.20(a) or to be disclosed on any other Schedule hereto.

         (b) Except as set forth in Exhibit 3.20(b), all of the Commitments referred to in the preceding paragraph (a) are valid, binding, in full force and effect and enforceable in accordance with their terms against Citytalk, and to the knowledge of Citytalk, against the respective counterparties to such Commitments. Complete copies (or, if oral, full written descriptions) of all Commitments required to be so listed, including all amendments thereto, and complete copies of all standard form Commitments used in the conduct of the Business, have been delivered to Citytalk. Except as set forth in Exhibit 3.20(b):

               (i) there is no breach, violation or default and no event which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to any Encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration under, any Commitment listed in Exhibit 3.20(a), except for breaches, violations and defaults, or Encumbrances or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration which, individually or in the aggregate, are not material; and

               (ii) neither Citytalk nor any other party to any of the Commitments listed in Exhibit 3.20(a) is in material arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Commitments and no material waiver or material indulgence has been granted by any of the parties thereto.

Section 3.21 Compliance with Laws. Except as set forth in Exhibit 3.21, Citytalk has not received any written notice of any violation of any applicable laws, rules, regulations and orders relating to the operation, conduct or ownership of the business. Citytalk has all permits, licenses, certificates and authorizations of governmental and regulatory authorities necessary for the conduct of their business as presently conducted, except where the failure to have any such permit, certificate, or authorization would not have a Material Adverse Effect.

Section 3.22 Employee Benefit Plans; Labor Matters.

         (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "Employee Benefit Plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all "specified fringe benefit plans" (as defined in Section 6039D(d)(1) of the Code), all "nonqualified deferred compensation plans" (as defined in Sections 409A(d)(1) or 3121(v)(2)(C) of the Code) and all bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, unemployment, disability, bonus, stock options, stock appreciation rights or other forms of incentive compensation, health, vision, dental or other insurance, or other benefit plans, programs or arrangements), maintained or contributed to by Citytalk, or with respect to which Citytalk could incur liability under Section 4069 or 4201(c) of ERISA (Citytalk Benefit Plans"), Exhibit 3.22(a) contains a true and complete list of, and Citytalk has made available to Semotus a true and correct copy of

               (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"),

               (ii) such Citytalk Benefit Plan (or a description of any unwritten Citytalk Benefit Plan),

               (iii)     each trust agreement relating to such Citytalk Benefit
                         Plan,

               (iv) the most recent summary plan described for each Citytalk Benefit Plan for which a summary plan described is required,

               (v) the most recent actuarial report or valuation relating to a Citytalk Benefit Plan subject to Title IV of ERISA, if any, and

               (vi) the most recent determination letter, if any, issued by the IRS with respect to any Citytalk Benefit Plan qualified under Section 401 (a) of the Code.

         (b) With respect to Citytalk Benefit Plans, no event has occurred and, to the knowledge of Citytalk, there exists no condition or set of circumstances, in connection with which Citytalk could be subject to any liability under the terms of such Citytalk Benefit Plans, ERISA, the Code or any other applicable law except as would not have a Citytalk Material Adverse Effect. Citytalk has no actual or contingent liability under Title IV of ERISA (other than the payment of premiums to the Pension Benefit Guaranty Corporation) except as would not have a Citytalk Material Adverse Effect.

         (c) Exhibit 3.22(c) contains a true and complete list of, and Citytalk has made available to Semotus:

               (i) copies of all employment agreements with officers or key employees of Citytalk or any of its subsidiaries;

               (ii) copies of all severance agreements, programs and policies of Citytalk; and

               (iii) copies of all plans, programs, agreements and other arrangements of Citytalk, which contain change in control provisions.

         (d) Except as set forth in Exhibit 3.22(d), neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

               (i) result in any material payment (including, without limitation, severance, unemployment compensation, "golden parachute" or otherwise) becoming due to any director, officer or employee of Citytalk under any Citytalk Benefit Plan or otherwise;

               (ii) materially increase any benefits otherwise payable under any Citytalk Benefit Plan; or

               (iii) result in any acceleration of the time of payment or vesting of any material benefits.

         (e) Except as set forth in Exhibit 3.22(e) or as required by law, no Citytalk Benefit Plan provides retiree medical or retiree life insurance benefits to any person.

          (f)     Citytalk

               (i) is in material compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees;

               (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees;

               (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and

               (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for employees.

         (g) No employees are currently represented by any labor union for purposes of collective bargaining and to the knowledge of Citytalk, no activities the purpose of which is to achieve such representation of all or some of such employees are threatened or ongoing. No work stoppage or labor strike against Citytalk by employees is pending or to the knowledge of Citytalk threatened. Citytalk is not:

               (i) involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints;

               (ii) engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or

               (iii) presently, nor has it been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no such agreement or contract is currently being negotiated by Citytalk or any of its affiliates.

         (h) COBRA, FMLA, HIPAA, Cancer Rights. With respect to each Citytalk Employee Plan, Citytalk has complied with:

               (i) the applicable health care continuation and notice provisions of the Consolidation Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder or any state law governing health care coverage extension or continuation;

               (ii) the applicable requirements of the Family and Medical Leave Act of 1993 ("FMLA") and the regulations thereunder;

               (v) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPPAA"); and

               (vi) the applicable requirements of the Cancer Rights Act of 1998, except to the extent that such failure to comply could not reasonably be expected, individually or in the aggregate, to have Material Adverse Effect on Citytalk. Citytalk has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

Section 3.23 Environmental Matters.

         (a) To the knowledge of Citytalk, it is and has at all times been in compliance with all environmental laws governing Citytalk and its business, operations, properties and assets, except as would not have a Material Adverse Effect.

         (b) There are no judgments and no material non-compliance orders, warning letters, notices of violation, claims, suits, actions, penalties, fines, or administrative or judicial investigations of any nature or to the knowledge of Citytalk proceedings pending or threatened in writing against or involving Citytalk, any Governmental Authority or third party with respect to any environmental laws of licenses issued to Citytalk, except as would not have a Material Adverse Effect.

Section 3.24 Insurance. All of the material assets of Citytalk and all aspects of the business that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice. Citytalk is not in default with respect to its obligations under any material insurance policy maintained by it. Exhibit 3.24 sets forth a true and complete list of all insurance coverage carried by Citytalk, the carrier and the terms and amount of coverage. All such policies and other instruments are in full force and effect and all premiums with respect thereto have been paid. Citytalk has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies, and Citytalk has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and there are no claims by Citytalk under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. Citytalk has not received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies and the consummation of the transactions contemplated by this Agreement will not result in any such termination or premium increase.

Section 3.25 Accuracy of Information. None of the written information and documents which have been or will be furnished by Citytalk or any representatives of Citytalk to Semotus or any of the representatives of Semotus in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of Citytalk, Citytalk has disclosed to Semotus as the purchaser of Semotus Common Stock all material information relating to Citytalk and its activities as currently conducted.

Section 3.26 Dissenter Rights Procedures. Citytalk will perform and will be in compliance with any and all obligations required of a domestic corporation under the NRS, and Citytalk will inform Semotus of any and all Shareholders who have notified Citytalk of their appraisal rights in accordance with the NRS.

Section 3.27 Transactions with Certain Persons. Except as set forth on Schedule 3.27, no officer, director or employee of Citytalk, nor any member of any such person's immediate family, is presently a party to any transaction with Citytalk, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, directors or employees of the Company ) any such person or corporation, partnership, trust or other entity in which any such person has an interest as a shareholder, officer, director, trustee or partner.

Section 3.28 Employees. As of the date of this Agreement, Citytalk does not have any employees except as disclosed in Exhibit 3.28.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SEMOTUS

Semotus represents and warrants to Citytalk that the statements made in Article 4 are true and complete, as of the date of this Agreement and the statements and Exhibits made in Article 4 will be correct and complete as of Closing, as follows:

Section 4.1 Organization and Qualification of Semotus. Semotus is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada, and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted. Semotus is duly qualified to do business as a foreign corporation in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary and the absence of such qualification would, individually or in the aggregate, have a Material Adverse Effect on Semotus.

Section 4.2 Authority. Semotus has all requisite corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery, and performance of this Agreement by Semotus have been duly and validly authorized by all necessary action on the part of Semotus. This Agreement has been duly and validly executed and delivered by Semotus, and is the valid and binding obligation of Semotus, enforceable against Semotus in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity.

Section 4.3 Capitalization of Semotus. The authorized capital stock of Semotus consists of fifty million (50,000,000) authorized shares of common stock $.01 par value per share of which Thirty Five Million, Five Hundred Forty Nine Thousand, Ninety Five (35,549,095) shares are issued and outstanding fully paid and non assessable. Except as listed in Exhibit 4.3, there are no other authorized or outstanding subscriptions, options, convertible securities, warrants, calls or other rights of any kind issued or granted by, or binding upon, Semotus to purchase or otherwise acquire any securities of or equity interest in Semotus.

Section 4.4 No Conflicts; Required Consents. The execution, delivery and performance by Semotus of this Agreement does not and will not: (i) conflict with or violate any provisions of the Charter Documents of Semotus; (ii) violate any provision of any Legal Requirements; or (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any Contract or Lien to which Semotus is a party or by which Semotus or the assets or properties owned or leased by it are bound or affected; or (iv) require any consent, approval or authorization, report or other document with, any Governmental Authority or other person.

Section 4.5 Validity and Ownership of Semotus Common Stock. The Semotus Common Stock received by the shareholders of Citytalk at the Closing will be validly issued and outstanding, fully paid and non-assessable. The Semotus Common Stock will not be subject to, nor bound or affected by, any proxies, voting agreements, or other restrictions on the ownership thereof, and shall remain free from any encumbrances or Liens.

Section 4.6 Subsidiaries. Semotus does not control or hold direct or indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation, partnership, limited liability company, joint venture or other legal entity other than described in Exhibit 4.6.

Section 4.7 Litigation. Other than disclosed in Exhibit 4.7, there is no litigation pending or, to Semotus's knowledge, threatened, by or before any governmental authority or private arbitration tribunal, against Semotus or its operations, nor, to Semotus's knowledge, is there any basis for any such litigation.

Section 4.8 Compliance with Applicable Legal Requirements. Conduct by Semotus of its activities as currently conducted does not violate or infringe any Legal Requirements currently in effect, or, to the knowledge of Semotus, proposed to become effective; and Semotus has received no notice of any violation by Semotus of any Legal Requirements applicable to Semotus or its activities as currently conducted; and Semotus knows of no basis for the allegation of any such violation.

Section 4.9 Financial Statements. Semotus has delivered to Citytalk the audited financial statements of Semotus for the respective years ended March 31, 2006 and 2005 and the unaudited interim financial statements of Semotus for the six months ended September 30, 2006 and 2005, respectively (the "Semotus Financial Statements"). The Financial Statements were prepared in accordance with GAAP and present fairly the financial position of Semotus as of the date indicated.

Section 4.10 Liabilities. Semotus has no liabilities or obligations, whether absolute, accrued, contingent or otherwise, that are not reflected in the balance sheet or non-delinquent obligations for ordinary and recurring expenses, including in the ordinary course of business of Semotus since the date of the Financial Statements. At Closing, Semotus shall have no liabilities or obligations, including state and federal tax liabilities.

Section 4.11 Tax Returns and Payments. Except as set forth in Exhibit 4.11(a), all Tax Returns required to be filed by or with respect to Semotus have been properly and timely filed and all such Tax Returns are complete and accurate in all material respects. Except to the extent reserved or reflected against on the Financial Statements, all Taxes due with respect to such Tax Returns or which are otherwise due and payable by Semotus have been paid in full. All Taxes required to be withheld and paid over by Semotus to any relevant Tax authority in connection with payments to employees, independent contractors, creditors, stockholders or to third parties have been so withheld and paid over.

         (b) Except as set forth in Exhibit 4.11(b):

               (i) no Tax authority in a jurisdiction where Semotus does not file Tax Returns has made a written claim, assertion or threat that Citytalk is or may be subject to tax in such jurisdiction;

               (ii) no deficiencies for any tax have been threatened, proposed, asserted or assessed against Semotus that have not been satisfied;

               (iii) no audits or examinations with respect to Semotus are ongoing or have been threatened or proposed, in writing by the Internal Revenue Service or the appropriate state, local or foreign Tax authority;

               (iv) no waivers or extensions of statutes of limitation with respect to Taxes have been given by or requested with respect to Semotus;

               (v) there are no Tax rulings, requests for rulings, closing agreements relating to Semotus that could affect the liability for Taxes of Semotus for any period (or portion of a period) after the Closing; and

               (iv) no power of attorney has been granted by Semotus with respect to any matter relating to Taxes of Semotus that is currently in force.

         (c) Semotus is not a party to or liable to under any tax sharing agreement with respect to taxes of any consolidated, combined or unitary group other than the consolidated, combined or unitary group other than the consolidated, combined or unitary group disclosed in Exhibit 4.11(c). Except as set forth in Exhibit 4.11(c), Semotus has not with respect to any taxable period for which the applicable statute of limitations has not run, filed a combined consolidated or unitary tax return with respect to any jurisdictions (foreign and domestic) in which Semotus has filed income tax returns for taxable periods ending on or December 31, 1996. Semotus will not, in the absence of a closing agreement provided for in the Treasury Regulations under Section 1503 of the Internal Revenue Code of 1986. (the "Code"), trigger the recapture of any dual consolidated losses (as defined in Section 1503 of the Code) by virtue of the transactions contemplated by this Agreement.

         (d) There are no tax liens on any assets of Semotus, except liens for taxes not yet due and payable.

Section 4.12 Absence of Certain Changes or Events. Since the date of the Semotus Financial Statements there has not occurred:

         (a) any material and adverse change in the financial condition or operations of Semotus;

         (b) any damage, destruction or loss to or of any of the material assets or properties owned or leased by Semotus;

         (c) the creation or attachment of any Lien against the Common Stock of Semotus;

         (d) any waiver, release, discharge, transfer, or cancellation by Semotus of any rights or claims of material value;

         (e) any issuance by Semotus of any securities, or any merger or consolidation of Semotus with any other Person, or any acquisition by Semotus of the business of any other Person;

         (f) any incurrence, assumption or guarantee by Semotus of any indebtedness or liability;

         (g) any declaration, setting aside or payment by Semotus of any dividends on, or any other distribution with respect to, any capital stock of Semotus or any repurchase, redemption, or other acquisition of any capital stock of Semotus;

         (h) (A) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of Semotus, except in the ordinary course of the administration of Semotus, or (B) any increase in the compensation payable or to become payable to any employee of Semotus; or

         (i) the entry by Semotus into any Contract to do any of the foregoing.

Section 4.13 Material Semotus Contracts. As of the date of this Agreement, Semotus does not have except as disclosed in Exhibit 4.13:

         (a) contracts evidence or evidencing or relating to any liabilities or obligations of Semotus, whether absolute, accrued, contingent or otherwise, or granting any Person a Lien or against any properties or assets owned or leased by Semotus;

         (b) joint venture or partnership Contracts between Semotus and any other person;

         (c) contracts limiting the employees of Semotus to engage in or to compete in any activity, or to use or disclose any confidential information in its possession;

         (d) any other contracts to which Semotus is a party or by which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto, which in the aggregate contemplate payments to or by Semotus exceeding $50,000 in any twelve-month period (collectively herein as the "Material Semotus Contracts"). Semotus has delivered to Citytalk true and complete copies of each of the Material Semotus Contracts, including any amendments thereto (or, in the case of oral Material Semotus Contracts, a written description and representation that the contract is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto other than Semotus, has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder);

         (e) there has not occurred any default (without regard to lapse of time, the giving of notice, or the election of any person other than Semotus, or any combination thereof) by Semotus, nor, to the knowledge of Semotus, has there occurred any default (without regard to lapse of time, the giving of notice, or the election of Semotus, or any combination thereof) by any other person, under any of the Material Semotus Contracts; and

         (f) neither Semotus nor, to the knowledge of Semotus, any other person is in arrears in the performance or satisfaction of its obligations under any of the Material Semotus Contracts, and no waiver has been granted by any of the parties thereto.

Section 4.14

         (a) Real Property. As of the date of this Agreement, Semotus does not own any real property.

         (b) Leased Property. Exhibit 4.14(b) sets forth a list of all real property leased by Semotus (the "Leased Real Property"). Semotus has made available to Citytalk true and complete copies of all leases and subleases relating to the Leased Real Property. With respect to the Leased Real Property except as set forth on Exhibit 4.14(b),

               (i) Semotus has not received written notice of any pending or, to the knowledge of the Stockholders, threatened condemnation or eminent domain proceedings or their local equivalent with respect to the Leased Real Property;

               (ii) the Leased Real Property, the use and occupancy thereof by Semotus, and the conduct of the business thereon and therein does not violate any deed restrictions, applicable law consisting of building codes, zoning, subdivision or other land use or similar laws the violation of which would materially adversely affect the use, value or occupancy of any such property or the conduct of the business thereon;

               (iii) Semotus has not received written notice of a material violation of the restrictions or laws described in the foregoing clause (ii); and

               (iv) none of the structures or improvements on any of the Leased Real Property encroaches upon real property of another person or entity, and no structure or improvement of another person or entity encroaches upon any of the Leased Real Property, which would materially interfere with the use thereof in the ordinary course of business.

Section 4.15 Employees. As of the date of this Agreement, Semotus does not have any employees except as disclosed in Exhibit 4.15.

Section 4.16 Books and Records. All of the books, records and accounts of Semotus are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements. Semotus has previously delivered to Citytalk the complete stock record book of Semotus and true and complete copies of all of the minutes of meetings and all other corporate actions of the stockholders, Board of Directors and committees of the Board of Directors of Semotus since the date of its incorporation.

Section 4.17 Certain Interests. None of Semotus or its officers, directors, or holders of ten percent (10%) or more of Semotus Common Stock, directly or indirectly is, or owns any interest in, or controls, or is an employee, officer, director or partner of or participant in, or consultant to, any person or entity which is a competitor, supplier or customer of Semotus or Citytalk.

Section 4.18 Bank Accounts. Exhibit 4.18 sets forth all bank accounts, brokerage accounts, and safe deposit boxes of any kind maintained by Semotus and, in each case, identifies the persons that are authorized signatories for, or which are authorized to have access to, each of them.

Section 4.19 Changes in Circumstances. Semotus has no knowledge of:

         (a) any current or future condition or state of facts or circumstances which could reasonably be expected to result in a material and adverse change in the financial condition of operations of Semotus; or

         (b) any Legal Requirements currently in effect from which Semotus currently is, or any currently proposed Legal Requirements from which Semotus would be, exempt by reason of any "grandfather" clauses or provisions contained therein, but which would be applicable to Semotus following closing.

Section 4.20 Insurance. All of the material assets of Semotus and all aspects of the business that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice. Semotus is not in default with respect to its obligations under any material insurance policy maintained by it. Exhibit 4.20 sets forth a list of all insurance coverage carried by Semotus, the carrier and the terms and amount of coverage. All such policies and other instruments are in full force and effect and all premiums with respect thereto have been paid. Semotus has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies, and Semotus has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and there are no claims by Semotus under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. Semotus has not received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies and the consummation of the transactions contemplated by this Agreement will not result in any such termination or premium increase.

Section 4.21 Accuracy of Information. None of the written information and documents which have been or will be furnished by Semotus or any representatives of Semotus to Semotus or any of the representatives of Semotus in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of Semotus, Semotus has disclosed to Citytalk all material information relating to Semotus and its activities as currently conducted.

                                    ARTICLE 5
                        COVENANTS OF CITYTALK AND SEMOTUS

Section 5.1 Affirmative Covenants of Citytalk. Except as Semotus may otherwise consent in writing, between the dates of this Agreement and Closing, Citytalk shall:

         (a) conclude the financing arrangements with Barclays Capital, Inc., or another institution acceptable to Citytalk, so that an agreement to invest at least sixty million dollars ($60,000,000) into the Surviving Corporation is duly authorized, executed and delivered within thirty days after the execution of this Agreement, and will be valid, legally binding and enforceable against Barclays Capital, Inc., or another institution acceptable to Citytalk, concurrent upon the Closing;

         (b) acquire the common shares and/or assets of NTCH Colorado, Inc., NTCH Idaho, Inc. and NTCH Tennessee, Inc. which assets include named towers, wireless assets and licenses (the "NTCH Assets") so that the agreement related to the acquisition of the NTCH Assets is duly authorized, executed and delivered within five days of the execution of this Agreement and will be valid, legally binding and enforceable against Citytalk concurrent upon the Closing, such that Citytalk will have good and marketable title to all the NTCH Assets, free and clear of all encumbrances;

         (c) conduct its business only in the usual, regular, and ordinary course and in accordance with past practices:

         (d)   (i)       duly comply with all applicable Legal Requirements;

               (ii) perform all of its obligations under all Citytalk Contracts, if any, without default; and

               (iii) maintain its books, records, and accounts on a basis consistent with past practices.

         (e)   (i)       give to Semotus and its counsel, accountants and other
                         representatives reasonable access during normal business hours to the premises of Citytalk, all of the assets and properties owned or leased by Citytalk, Citytalk's books and records, and Citytalk's personnel;

               (ii) furnish to Semotus and such representatives the Article 3 Exhibits within three business days from the date of this Agreement, and all such additional documents (certified by an officer of Citytalk, if requested), financial information and other information as Semotus may from time to time reasonably request; and

               (iii) cause Citytalk's accountants to permit Semotus and its accountants to examine the records and working papers pertaining to Citytalk's Financial Statements' provided that no investigation by Citytalk or its representatives will affect or limit the scope of any of the representations and warranties of Citytalk herein or in any Exhibit or other related document.

         (f) use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by Citytalk in order to consummate the transactions contemplated hereby and deliver to Citytalk copies, satisfactory in form and substance to Citytalk, of such approvals and consents;

         (g) promptly deliver to Semotus true and complete copies of all monthly and quarterly financial statements of Citytalk and any reports with respect to the activities of Citytalk which are prepared by or for Citytalk at any time from the date hereof until Closing; and

         (h) promptly notify Semotus of any circumstance, event or action, by Citytalk or otherwise:

               (i) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or

               (ii) the existence, occurrence or taking of which would result in any of the representations and warranties of Citytalk in this Agreement or any Exhibit not being true and correct in all material respects.

         (i) Arrange for the investment of two hundred twenty five thousand dollars ($225,000) in Semotus to occur within two (2) business days of the signing of this Agreement, such that an investment agreement in substantially the form attached hereto as Exhibit B is duly authorized, executed and delivered concurrent with the execution of this Agreement, and $225,000 is wired to Semotus' bank account within two business days after the execution of this Agreement.

Section 5.2 Negative Covenants of Citytalk. Except as Semotus may otherwise consent in writing, between the dates of this Agreement and Closing, Citytalk shall not:

         (a) change the character of its business;

         (b) incur any liability or obligation or enter into any Contract except, in each case, in the ordinary course of business consistent with prior practices and not prohibited by any other provision hereof;

         (c) incur, assume or guarantee any indebtedness or liability in respect of borrowed money;

         (d) make any capital expenditure or commitment for capital expenditure exceeding $50,000 for a single project or $100,000 for all projects, whether or not in the ordinary course of business;

         (e) modify, terminate, or abrogate any Material Citytalk Contract other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

         (f) create or permit the creation or attachment of any Lien against any of the assets or properties owned or leased by it;

         (g) except as otherwise required by this Agreement, prepay any material liabilities or obligations;

         (h) issue any securities, or merge or consolidate with any other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

         (i) declare, set aside or pay any dividends on, or make any other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; or

         (j) enter into any transaction or permit the taking of any action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.3 Affirmative Covenants of Semotus. Except as Citytalk may otherwise consent in writing, between the dates of this Agreement and Closing, Semotus shall:

         (a) conduct its business only in the usual, regular, and ordinary course and in accordance with past practices;

         (b) provide any and all documentation reasonably requested by Barclay's Capital in relation to the debt capital raise in Citytalk prior to closing to fund a portion of the acquisition of certain assets of NTCH, Inc.

         (c)   (i)       duly comply with all applicable Legal Requirements;

               (ii) perform all of its obligations under all Semotus Contracts without default; and

               (iii) maintain its books, records, and accounts on a basis consistent with past practices.

         (d) (i) give to Citytalk and its counsel, accountants and other representatives reasonable access during normal business hours to the premises of Semotus, all of the assets and properties owned or leased by Semotus, Semotus's books and records, and Semotus's personnel:

               (ii)      furnish to Citytalk and such representatives the
                         Article 4 Exhibits within three business days from the date of this Agreement, and all such additional documents (certified by an officer of Semotus, if requested), financial information and other information as Citytalk may from time to time reasonably request; and

               (iii) cause Semotus's accountants to permit Citytalk and its accountants to examine the records and working papers pertaining to Semotus's Financial Statements' provided that no investigation by Citytalk or its representatives will affect or limit the scope of any of the representations and warranties of Semotus herein or in any Exhibit or other related document.

         (e) use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by Semotus in order to consummate the transactions contemplated hereby and deliver to Citytalk copies, satisfactory in form and substance to Citytalk, of such approvals and consents;

         (f) promptly deliver to Citytalk true and complete copies of all monthly and quarterly financial statements of Semotus and any reports with respect to the activities of Semotus which are prepared by or for Semotus at any time from the date hereof until Closing; and

         (g) promptly notify Citytalk of any circumstance, event or action, by Semotus or otherwise:

               (i) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or

               (ii) the existence, occurrence or taking of which would result in any of the representations and warranties of Semotus in this Agreement or in any Transaction Document not being true and correct in all material respects.

Section 5.4 Negative Covenants of Semotus. Except as Citytalk may otherwise consent in writing, between the dates of this Agreement and Closing, Semotus shall not:

         (a) change the character of its business;

         (b) incur any liability or obligation or enter into any Contract except, in each case, in the ordinary course of business consistent with prior practices and not prohibited by any other provision hereof;

         (c) incur, assume or guarantee any indebtedness or liability in respect of borrowed money, except a pending financing agreement with Silicon Valley Bank, based upon Semotus' accounts receivable;

         (d) make any capital expenditure or commitment for capital expenditure exceeding $5,000 for a single project or $10,000 for all projects, whether or not in the ordinary course of business;

         (e) modify, terminate, or abrogate any material Semotus Contract other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

         (f) create or permit the creation or attachment of any Lien against any of the assets or properties owned or leased by it;

         (g) except as otherwise required by this Agreement, prepay any material liabilities or obligations;

         (h) issue any securities, except stock options under Semotus' 2005 Stock Option Plan or shares issuable upon the exercise of existing warrants or stock options under the Company's stock option plans, or merge or consolidate with any other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

         (i) declare, set aside or pay any dividends on, or make any other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; or

         (j) enter into any transaction or permit the taking of any action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.5 Joint Undertakings. Each of Citytalk and Semotus shall cooperate and exercise commercially reasonable efforts to facilitate the consummation of the transactions contemplated by this Agreement so as to permit Closing to take place on the date provided herein and to cause the satisfaction of conditions to Closing set forth in Article 6.

Section 5.6 Confidentiality.

         (a) Any non-public information that Semotus may obtain from Citytalk in connection with this Agreement, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, Semotus shall not disclose any such information to any third party (other than its directors, officers and employees, and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of Citytalk; PROVIDED THAT

               (i) Semotus may use and disclose any such information once it has been publicly disclosed (other than by Semotus in breach of its obligations under this Section) or which rightfully has come into the possession of Semotus (other than from Citytalk); and

               (ii) to the extent that Semotus may become compelled by Legal Requirements to disclose any of such information, Semotus may disclose such information if it shall have used all reasonable efforts, and shall have afforded Citytalk the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Semotus shall use all reasonable efforts to cause to be delivered to Citytalk, and retain no copies of, any documents, work papers and other materials obtained by Semotus or on its behalf from Citytalk, whether so obtained before or after the execution hereof.

         (b) Any non-public information that Citytalk may obtain from Semotus in connection with this Agreement, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, Citytalk shall not disclose any such information to any third party (other than its directors, officers and employees, and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of Semotus; provided that

               (i) Citytalk may use and disclose any such information once it has been publicly disclosed (other than by Citytalk in breach of its obligations under this Section) or which rightfully has come into the possession of Citytalk (other than from Semotus); and

               (ii) to the extent that Citytalk may become compelled by Legal Requirements to disclose any of such information, Citytalk may disclose such information if it shall have used all reasonable efforts, and shall have afforded Semotus the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Citytalk shall use all reasonable efforts to cause to be delivered to Semotus, and retain no copies of, any documents, work papers and other materials obtained by Citytalk or on its behalf from Semotus, whether so obtained before or after the execution hereof.

Section 5.7 Publicity. Semotus and Citytalk shall each consult with and obtain the consent of the other before issuing any press release or making any other public disclosure concerning this Agreement or the transactions contemplated hereby unless, in the reasonable judgment of the disclosing party, a release or disclosure is required to discharge its disclosure obligations under applicable Legal Requirements, in which case it shall in good faith consult with the other party about the form, content and timing of such release or disclosure prior to its release or disclosure.

Section 5.8 Citytalk's Responsibility for Taxes; Returns; Audits.

         (a) Tax Returns; Filing and Payments.

               (i) Citytalk shall timely prepare (or cause to be prepared), and shall timely file (or cause to be timely filed) all Tax Returns of Citytalk for any taxable year or period ending on or before the Closing Date which are not required to be filed on or before the Closing Date.

               (ii) Citytalk shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of Citytalk for any Taxable year or period commencing prior to the Closing Date and ending subsequent to the Closing Date.

               (iii) The Tax Returns referred to in this Section 5.8(a)(i) and (ii), shall, to the extent not otherwise required by law, be prepared in a manner consistent with Citytalk's past practice (including any Tax elections and methods of accounting). With respect to any Tax Return referred to in Sections 5.8(a)(i) and (ii) above, the party preparing such return shall provide the other party a draft of such Tax Return and Tax information (including, without limitation, work papers and schedules) for review of such Tax Return in a timely manner no later than thirty (30) days prior to the due date (taking into account valid extensions) for the filing of such Tax Return. The parties shall consult in good faith with regard to the form and content of such Tax Returns, provided that, in the event of any disagreement, the Tax Returns shall be filed in the form set forth by the party with responsibility for the preparation of the Tax Return.

         (b) Termination of Tax Sharing Agreements; Powers of Attorney.

               (i) Any Tax Sharing Agreement to which Citytalk is a party shall be terminated as of the Closing Date, and Citytalk shall have no further obligations thereunder. For purposes of this Agreement, the term "Tax Sharing Agreement" includes any agreement or arrangement, whether or not written, providing for the sharing or allocation of liability for Taxes of the parties thereto.

               (ii) All powers of attorney granted by Citytalk with respect to Taxes shall be revoked as of the Closing Date.

Between the date of the Agreement and the Closing Date, Citytalk will not cause or permit Citytalk to:

               (i) make any change in Citytalk's Tax accounting methods, any new election with respect to Taxes or any modification or revocation of any existing election with respect to Taxes; or

               (ii) settle or otherwise dispose of any Tax audit, dispute, or other Tax proceeding, in each case without Citytalk' express written consent thereto.

         (c) Assistance and Cooperation.

               (i) Before the Closing Date, to the extent reasonably requested by the other party, Semotus and Citytalk shall assist and cooperate with each other in the preparation of any Tax Return which the other party is responsible to file pursuant to Section 5.8(a) herein and shall assist and cooperate with the other party in preparing for any audits or disputes relating to Taxes for which the other party is responsible pursuant to this Agreement. Before the Closing Date, Semotus and Citytalk shall, pursuant to the other party's reasonable request, make available to the other party all information, records and documents reasonably available to that party, which are necessary for the preparation of any Tax Return or resolution of any audit or dispute. In all such cases, the party seeking assistance or cooperation shall bear the expenses of the other party incurred in connection with respect thereto.

               (ii) Before the Closing Date, Semotus and Citytalk shall provide timely notice to the other in writing of any pending or threatened tax audits or assessments of Citytalk for taxable periods for which the other is liable under this Agreement, and shall furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

Section 5.8 Semotus's Responsibility for Taxes; Returns; Audits.

         Tax Returns; Filing and Payments.

               (i) Semotus shall timely prepare (or cause to be prepared), and shall timely file (or cause to be timely filed) all Tax Returns of Semotus for any taxable year or period ending on or before the Closing Date which are not required to be filed on or before the Closing Date

               (ii) The Tax Returns referred to in this Section 5.9 shall, to the extent not otherwise required by law, be prepared in a manner consistent with Semotus' past practice (including any Tax elections and methods of accounting). With respect to any Tax Return referred to in Section 5.9 above, between the dates of the Agreement and the Closing Date, Citytalk will not make any change in Semotus's Tax accounting methods, any new election with respect to Taxes or any modification or revocation of any existing election with respect to Taxes.

Section 5.10 Cooperation with Public Filings. Citytalk shall cooperate with Semotus and its affiliates and advisors in the preparation and filing of any public filings (and any related documentation or filings) in a timely fashion and shall use its reasonable best efforts to assist Semotus in having any such registration statement declared effective by the Securities and Exchange Commission as promptly as practicable and in maintaining the effectiveness of any such registration statement. If Citytalk shall obtain knowledge of any information pertaining to Citytalk that would require any amendment or supplement to any registration statement, Citytalk shall so advise Semotus in writing and shall promptly furnish Semotus with all information as shall be required for such amendment or supplement and shall promptly take such action as shall be required to amend or supplement any such registration statement.

Section 5.11 Tax Reorganization. Each party to this Agreement hereby intends and agrees to take all reasonable actions to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and will immediately notify each of the other parties of any circumstance or condition of which it is or becomes aware of which might cause the Merger to fail to so qualify. Citytalk represents that it has not taken any action that would cause the Merger to fail to so qualify as reorganization within the meaning of Section 368(a) of the Code, and is not aware of any circumstances, which would cause the Merger to fail to so qualify.

                                    ARTICLE 6
                              CONDITIONS PRECEDENT

Section 6.1 Conditions to Citytalk's Obligations. The obligations of Citytalk to consummate the transactions contemplated by this Agreement are subject to the following conditions:

         (a) Accuracy of Representations and Warranties. The representations and warranties of Semotus in this Agreement or in any Exhibit hereto shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing, except as affected by the transactions contemplated hereby.

         (b) Performance of Covenants. Semotus shall have performed all obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before Closing.

         (c) Receipt of Semotus Common Stock. Semotus shall have delivered to Citytalk Shareholders at Closing, certificates representing four hundred eighteen million, seven hundred forty four thousand (418,744,000) shares of Semotus Common Stock issued in the name of the shareholders of Citytalk.

         (d) Officer's Certificate. Citytalk shall have received a certificate executed by an executive officer of Semotus, dated as of Closing, reasonably satisfactory in form and substance to Citytalk certifying that the conditions stated in subparagraphs (a) and (b) of this Section have been satisfied.

         (e) No Proceedings, Litigation or Laws. No Action by any governmental authority or other person shall have been instituted or threatened against Semotus, Citytalk or the Shareholders which questions the validity or legality of the transactions contemplated hereby and which, in the reasonable opinion of the Citytalk, makes it inadvisable to consummate such transaction.

         (f) Consents. Citytalk shall have obtained evidence, in form and substance satisfactory to it, that there has been obtained all consents, approvals and authorizations required by this Agreement.

         (g) Resignation of Directors. Each of the directors of Semotus, with the exception of Anthony N. LaPine, shall have delivered their resignation to Citytalk effective as of the Closing.

         (h) Legal Matters Satisfactory to Citytalk's Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Citytalk's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

Section 6.2 Conditions to Semotus' Obligations. The obligations of Semotus to consummate the transactions contemplated by this Agreement are subject to the following conditions:

         (a) Accuracy of Representations and Warranties. The representations and warranties of Citytalk in this Agreement or in any Exhibit hereto shall be true and accurate (in all material respects) at and as of Closing with the same effect as if they were made at and as of Closing, except as affected by the transactions contemplated hereby.

         (b) Performance of Covenants. Citytalk shall have performed all obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to which it is a party to be performed and complied with by it at or before Closing.

         (c) Delivery of Citytalk Stock. Citytalk shall have delivered to Semotus at Closing, certificates representing thirty million (30,000,000) shares of common stock.

         (d) Officer's Certificate. Semotus shall have received a certificate executed by an executive officer of Citytalk, dated as of Closing, reasonably satisfactory in form and substance to Semotus, certifying that the conditions stated in subparagraphs (a), and (b) of this Section have been satisfied.

         (e) Employment Agreements. Citytalk shall have entered into employment agreements with Anthony La Pine and Pamela La Pine pursuant to Section 2.4 hereof.

         (f) No Proceedings, Litigation or Laws. No Action by any governmental authority or other person shall have been instituted or threatened against Semotus, Citytalk or the Shareholders which question the validity or legality of the transactions contemplated hereby and which, in the reasonable opinion of Semotus, makes it inadvisable to consummate such transaction. .

         (g) Consents. Semotus shall have received evidence, in form and substance satisfactory to it, that there have been obtained all consents, approvals, and authorizations required by this Agreement.

         (h) Legal Matters Satisfactory to Semotus and its Representatives. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Semotus's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

                                    ARTICLE 7
                                   TERMINATION

Section 7.1 Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

         (a) at any time, by the mutual written agreement duly authorized by the Boards of Directors of Semotus and Citytalk;

         (b) by either Semotus and Citytalk, if the other is in material breach or default of its respective covenants, agreements or other obligations hereunder or if any of its representations and warranties herein are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate.

         (c) by Semotus, if any of the conditions to its obligations set forth in Section 6.1 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrated or made impossible by an act or failure to act of Citytalk; or

         (d) by Citytalk, if any of the conditions to its obligations set forth in Section 6.2 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrated or made impossible by an act or failure to act of Semotus; or

         (e) by either Semotus or Citytalk, if the Merger shall not have been consummated on or before March 1, 2007, provided that the right to terminate this Agreement pursuant to this clause (a) (ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in, or has been the cause of a or a substantial cause of, the failure of the Merger to be consummated on or before such date, and provider further that if the Merger has not been consummated on or before March 1, 2007 solely or primarily as a result of the failure of the conditions set forth in Sections 6.1(e) or 6.2(f) to be satisfied or waived, any party, by written notice to each other party, may extend such date up to April 1, 2007.

Section 7.2 Effect of Termination. If this Agreement shall be terminated prior to Closing, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 5.6, 5.7, 8.2 and 8.10.

                                    ARTICLE 8
                                  MISCELLANEOUS

Section 8.1 Waiver and Modifications. Any of the provisions of this Agreement may be waived at any; time by the party entitled to the benefit thereof, upon the authority of the Board of Directors of such party; provided, however, that no waiver by Citytalk shall be authorized after the last vote of the stockholders of Citytalk if such waiver shall, in the judgment of the Board of Directors of Semotus, affect materially and adversely the benefits of the Semotus stockholders under this Agreement or the Agreement of Merger. Any of the provisions of this Agreement (including the exhibits and the Agreement of Merger) may be modified at any time prior to and after the vote of the stockholders of Citytalk by agreement in writing approved by the Board of Directors of each party and executed in the same manner (but not necessarily by the same persons) as this Agreement, provided that such modification, after the last vote of the stockholders of Semotus shall not, in the judgment of the Board of Directors of Citytalk, affect material and adversely the benefits of Citytalk's stockholders under this Agreement or the Agreement of Merger. To the extent permitted by law, the powers of the Board of Directors may be delegated by the Board of the Executive Committee of such Board or by such Board (or by the Executive Committee to the extent any matter has been delegated to such Committee by the Board) to any officer or officers of such party, and any notices, consents or other action referred to in this Agreement may be given or taken by any officer so authorized.

Section 8.2 Finder Commissions. Citytalk represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or understandings made by it with respect to the transactions contemplated by this Agreement or by the Agreement of Merger, other than set forth in Exhibit 8.2.

Section 8.3 Notices. Any notice, request, instruction or other document to be given hereunder or under the Agreement of Merger by any party to another shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Citytalk, addressed to:

Richard J. Sullivan
Citytalk, Inc
777 South Flagler Drive
Suite 800, West Tower
Palm Beach, FL 33401

With Copies To:
Jody M. Walker
Attorney At Law
7841 South Garfield Way
Centennial, CO 80122

if to Semotus, addressed to:

Anthony LaPine
Semotus Solutions, Inc.
718 University Avenue, Suite 202
Los Gatos, CA 95032

Section 8.4 Entire Agreement. This Agreement including Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, represents the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 8.5 Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California (without reference to the choice of law provisions of California law),except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

Section 8.6 Counterparts. In order to facilitate the filing and recording of this Agreement the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

Section 8.7 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other (except that Semotus may without the prior written consent of Citytalk assign this Agreement to any affiliate of Semotus so long as such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as "Semotus," and agreeing to be jointly and severally liable with the assignor and any other assignee for all of the obligations of the assignor hereunder), but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve Semotus of its obligations under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.8 Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

Section 8.9 Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 8.10 Expenses. Except as otherwise provided herein, Semotus and Citytalk shall pay their respective costs and expenses incurred by them or it or on their or its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of their respective financial consultants, accountants and counsel. Notwithstanding the foregoing, Citytalk shall prepay the costs and expenses related to Semotus' proxy statement preparation, filing and mailing, and the costs and expenses related to holding a special shareholders' meeting required to approve the Merger.

Section 8.11 Severability. If any provision of this Agreement is held to be void, illegal or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such void, illegal or unenforceable provision never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected in any way by the void, illegal or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such severed provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such severed provision as may be possible and be valid, legal and enforceable

Section 8.12 Survival of Representations, Etc. All statements contained in the disclosure schedules or exhibits, or in any certificate, schedule, exhibit or instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations, warranties, covenants and agreements of Semotus and Citytalk contained herein shall survive the consummation of the transactions contemplated hereby and the Closing Date, without regard to any investigation made by any of the parties hereto. Except as provided in this sentence, all such representations and warranties and all claims and causes of action with respect thereto (other than the provisions of Sections 3.11 and 3.27 and this Section 8.12, and all claims and causes of action with respect thereto) shall terminate upon expiration of two (2) years after the Closing Date ("Expiration Date"). The representations and warranties in Sections 3.11 and
3.27 shall survive until the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections. The representations and warranties in Sections 3.5 shall survive indefinitely. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

Section 8.13 Indemnification. Each Party shall indemnify and save and hold harmless the other and each of their affiliates and subsidiaries, and their respective representatives, from and against any and all Indemnified Liabilities; provided however, that the Indemnified Party makes a written claim for indemnification against the Indemnifying Party within the applicable survival period.

IN WITNESS WHEREOF, Semotus and Citytalk, by their duly authorized officers, have executed and delivered this Agreement effective as of the date first above written.

                                       Citytalk, Inc.



                                       By:   /s/ Steve Keaveney
                                           ---------------------------------
                                       Name:  Steve Keaveney
                                       Title: President

                                       Attest:  /s/ Michael Hanlan
                                               -----------------------------
                                                Michael Hanlan, Secretary

                                       Semotus Solutions, Inc.


                                       By:    /s/ Anthony LaPine
                                           ---------------------------------
                                       Name:  Anthony LaPine
                                       Title: Chief Executive Officer

                                       Attest: /s/ Tali Durant
                                              ------------------------------
                                               Tali Durant, Secretary

                                    EXHIBIT A
                                    ---------

                                  See attached
                          Agreement and Plan of Merger























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